Exhibit 10.9

                      ADDENDUM TO THE EMPLOYMENT AGREEMENT
    BETWEEN WILLIAM L. ALLENDER ("EXECUTIVE") AND CYTOMEDIX, INC. ("COMPANY")
              DATED MARCH 25, 2004 AND EFFECTIVE NOVEMBER 15, 2003

A. On September 30, 2004, the Company opened a new office at 416 Hungerford Drive, Suite 330, Rockville, Maryland, 20850 (the "Maryland Office"). From the date of this addendum until the earlier of (i) Executive's physical relocation to the Washington, D.C. area, or (ii) the date the Executive and the Company enter into a new employment agreement as provided in Paragraph D below (the "New Contract Date"). Employee shall commute from his home in Dallas, Texas to the Maryland Office (the "Commuting Period").

B. Effective September 1, 2004, the Executive's base salary shall be at a rate of $110,000 per annum, with an additional incentive equal to $20,000 for the Commuting Period. $15,000 of the incentive shall be paid to Executive on or around April 20, 2005. The remaining $5,000 shall be paid upon the earlier of
(i) Executive's physical relocation to the Washington, D.C. area or (ii) September 1, 2005.

C. During the Commuting Period, Executive shall have the option of returning to Dallas on Friday afternoons and returning to the Washington, D.C. area on the following Monday. At the Executive's option, Executive may assign this option to a family member to allow them to come to the Washington, D.C. area. Any additional expenses incurred through the use of this option shall be the responsibility of Executive. Additionally, once adequate, competent staffing can be hired and trained at the Maryland Office. Executive will have the right to conduct Company business from his home one week out of every month at his discretion and if circumstances allow during the Commuting Period. During the Commuting Period, the Company shall reimburse the Executive for his travel and similar expenses (including transportation between Dallas and the Washington, D.C. area, housing in the Washington, D.C. area, and a vehicle for use in the Washington, D.C. area) upon presentation, from time to time, of accounts of such expenditures appropriately itemized and approved consistent with the Company's policy. Additionally, during the Commuting Period, the Company shall pay reasonable travel expenses for two trips for Executive's family to visit Executive in the Washington, D.C. area.

D. Upon completion of the one year anniversary of the current contract between the Company and the Chief Executive Officer, a new one-year employment agreement will be negotiated between the Executive and the Board of Directors or their Assigns. This employment agreement will be negotiated in good faith and will compensate Executive at a rate commensurate with his responsibilities. That rate will become effective on the date of the Executive's physical relocation to the Washington, D.C. area. Upon Executive's physical relocation to the Washington, D.C. area, the Company will pay for all moving costs for household goods including any deposits required to facilitate obtaining adequate housing in the Washington, D.C. area.

E. In the event that Executive and Company are unable to agree on the terms of the new employment agreement as provided in Paragraph D above and the current Employment Agreement is terminated. Executive shall be entitled to conversion of all vested stock options to five-year stock rights on a one to one basis at a price equal to the option price with a cashless exercise provision and will be accorded a six months severance package at the current rate of pay plus hospitalization coverage as then provided by the Company. Further, Executive agrees to remain with the Company upon the date of termination of the Employment Agreement to recruit and train his successor for a maximum of ninety days. For each thirty-day or partial period in which recruiting and training is necessary, the severance period will be reduced fifteen days or at a ratio of 2 to 1 up ton one and one half (1 1/2) months.


/s/ William L. Allender                                /s/ Kshitij Mohan
Mr. William L. Allender                                Mr. Kshitij Mohan
Chief Financial Officer                                Chief Executive Officer
Cytomedix, Inc.                                        Cytomedix, Inc.

Date:  9/30/04                                         Date:  9/9/04